Exhibit 10.1

AVANEX CORPORATION

Officer and Director Share Purchase Plan

1. Purpose. The purpose of the Plan is to provide a convenient method by which Eligible Individuals of the Company may purchase fully vested Company common stock at fair market value. This Plan is effective as of April 7, 2008.

2. Definitions.

2.1 “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2 “Board” means the Board of Directors of the Company.

2.3 “Committee” means the Compensation Committee of the Board.

2.4 “Company” means Avanex Corporation.

2.5 “Director” means a nonemployee member of the Board.

2.6 “Eligible Individual” means an Officer or Director who has been designated by the Committee as eligible to participate in the Plan.

2.7 “Fair Market Value” means the last quoted per share selling price for Shares on the relevant date, or if there were no sales on such date, the last quoted per share selling price for Shares on the nearest day before the relevant date.

2.8 “Fees” means the cash retainer fees and meeting fees payable to a Director for any given fiscal quarter or fiscal year of the Company as a result of his or her service on the Board and its committees during the applicable period.

2.9 “Officer” means a person who is an officer of the Company within the meaning of Nasdaq guidelines, including all employees with the corporate rank of vice-president or higher.

2.10 “Participant” means an Eligible Individual who elects to participate in the Plan in accordance with Section 5.1.

2.11 “Plan” means this Officer and Director Share Purchase Plan, as it may be amended from time to time.

2.12 “Share” means a share of the Company’s common stock.

2.13 “Trading Day” means a day on which national stock exchanges and the Nasdaq National Market are open for trading. A Trading Day begins at the time trading begins on such day.

2.14 “Trading Window” means the period commencing at the opening of market on the third Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter or fiscal year of the Company and continuing until the close of market on the fifteenth Trading Day prior to the close of the fiscal quarter, provided that during this period no circumstances exist that otherwise closes the Trading Window.

3. Administration.

3.1 The Plan will be interpreted and administered by the Committee, whose actions and interpretations will be final and binding.

3.2 The Committee, in its sole discretion, will have the power, subject to, and within the limitations of, the express provisions of the Plan:

3.2.1 To interpret and determine the meaning, validity and parameters of the terms and provisions of the Plan and to determine any question arising under, or in connection with, the administration, operation or validity of the Plan;

3.2.2 To determine the form and manner for Participants to make elections under the Plan and to approve forms of election to be used in conjunction with the Plan;

3.2.3 To determine the time or times when Eligible Individuals may elect to participate in the Plan or otherwise change such elections;

3.2.4 To select the Officers and Directors who will be eligible to participate in the Plan from time to time;

3.2.5 To make any and all determinations as it may deem necessary or appropriate for the administration of the Plan, including the number of Shares to be issued in exchange for a Participant’s aggregate deductions;

3.2.6 To establish, amend and revoke rules and procedures relating to the Plan (for example, but not by way of limitation, with respect to Eligible Individual elections to participate in the Plan and the delivery of Shares) as it may deem necessary or appropriate for the administration of the Plan;

3.2.3 To employ such brokers, counsel, agents and advisers, and to obtain such broker, legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan; and

3.2.4 To delegate all or any part of its authority and powers under the Plan to one or more officers or employees of the Company, including with respect to the day-to-day administration of the Plan.

4. Share Subject to the Plan.

4.1 Subject to adjustment as provided in Section 4.2, the total number of Shares available for issuance under the Plan shall equal two million (2,000,000). Shares granted under the Plan may be either authorized but unissued Shares or treasury Shares.

4.2 In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares, then the Committee shall, in such manner as it may deem equitable, adjust the number and class of Shares which may be delivered under the Plan. Notwithstanding the preceding, the number of Shares available for issuance under the Plan always shall be a whole number.

5. Election to Purchase Shares.

5.1 Elections.

(i) Each Eligible Individual’s decision to participate in the Plan shall be entirely voluntary. An Eligible Individual may become a Participant in the Plan by enrolling or re-enrolling in the Plan during a Trading Window, provided that the Participant does not otherwise possess material non-public information concerning the Company (within the meaning of the 1934 Act) at the time of his or her election. In order to enroll, an Eligible Individual must complete, sign and submit to the Company an election form, in such form as the Committee will determine in its sole discretion.

(ii) On his or her election form, each Eligible Individual must authorize payroll deductions or, in the case of Directors, deductions from Fees for the purposes of purchasing fully vested Shares. Any deductions for this Plan will occur after normal and appropriate withholding for all Federal and State taxes and after voluntary withholdings for participation in other Company benefit plans. With respect to Officers, the payroll deductions may not reduce the individual’s compensation below an amount equal to two (2) times the federal or applicable state minimum wage, whichever is higher, required to be paid each pay period. Payroll deductions for a Participant who is an Officer will commence with the first full payroll period immediately following the date the Participant submits a properly completed election form to the Company. Deductions from Fees for a Participant who is a Director will commence on the first day on which the foregone Fees would have been paid to the Director and will apply only to Fees earned and paid after the date the Participant submits a properly completed election form to the Company.

5.2 Duration of Elections. An Eligible Individual’s election form will remain in effect unless amended or terminated as provided in Section 5.3.

5.3 Amendment or Termination of Elections.

(i) A Participant may terminate his or her participation in the Plan at any time by providing notice of termination to the Company in a manner and pursuant to such procedures as the Committee may determine from time to time. A Participant’s election to terminate participation shall be effective as soon as administratively practicable following the Company’s receipt of the Participant’s notice of termination, provided that the Participant has certified that his or her decision to terminate participation is made in good faith and in full compliance with both the letter and spirit of all federal and state securities laws.

(ii) A Participant may increase or decrease the rate of his or her payroll deductions or Fee deductions, as applicable, by submitting a new election form to the Company at any time during a Trading Window, provided that the Participant does not otherwise possess material non-public information concerning the Company (within the meaning of the 1934 Act) at the time of his or her new election. Notwithstanding the foregoing, a Participant may not decrease the rate of his or her deductions below 1% of his or her compensation or Fees, as applicable. Provided that a Participant has properly submitted a completed election form, the change in payroll or Fee deduction rate will be effective as soon as administratively practicable following the date the Company receives the Participant’s new election form and will apply only to compensation or Fees earned after such date.

6. Purchase and Delivery of Shares.

6.1 On, or as soon as administratively practicable following, each payroll date or, in the case of Directors, each date on which Fees would otherwise be paid, each Participant’s aggregate deductions for the applicable period will be converted into fully vested Shares based on the Fair Market Value of a Share on such date. No fractional Shares will be purchased. Any payroll or Fee deductions which are not sufficient to purchase a full Share will be paid to the Participant in cash.

6.2 Shares paid out to a Participant under the Plan will be delivered electronically to the Participant’s broker as indicated in the Participant’s election form or, if not specified, to the Participant’s broker(s) of record as listed in the Company’s records at the time of delivery.

7. Amendment or Termination of the Plan. The Committee may, at any time and for any reason, amend or terminate the Plan without regard to whether the amendment or termination may adversely affect any Participant. Without limiting the generality of the foregoing, such amendment or termination may be effective immediately notwithstanding that (i) elections have been made and are then in effect and (ii) deductions have been withheld but not yet applied to the purchase of Shares, in which case such deductions will be paid to the Participant in cash as soon as administratively practicable. No amendment or modification will require the consent of any Participants.

8. No Guarantee of Future Service. Neither the establishment or maintenance of the Plan, the purchase of Shares, nor any action of the Company or the Committee, will be held or construed to confer upon any Officer any right to be continued as an employee of the Company nor, upon dismissal, any right or interest in any specific assets of the Company other than as provided in the Plan. The Company expressly reserves the right to discharge any Officer at any time, with or without cause.

9. Tax Reporting. The participant will be responsible for reporting and paying any and all federal, state, or any other tax liabilities that arise from selling or otherwise disposing of the Shares. At any time, the Company may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to the issuance, sale or disposition of Shares by the Participant.

10. Choice of Law. All questions concerning the construction, validity, and interpretation of the Plan will be governed by the law of the State of California, exclusive of the conflict of laws provisions thereof.

11. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12. Requirements of Law. The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; and (c) the obtaining of any approval or other clearance from any U.S. state or federal governmental agency, which the Committee shall, in its absolute discretion, determine to be necessary or advisable.

13. Headings. The headings in the Plan are for convenience only and will not be deemed to constitute a part hereof nor to affect the meaning hereof.

AVANEX CORPORATION

OFFICER AND DIRECTOR SHARE PURCHASE PLAN

ELECTION FORM TO PURCHASE

SHARES THROUGH PAYROLL DEDUCTIONS

Complete this form if you wish to participate in the Officer and Director Share Purchase Plan (the “Plan”). The Plan allows you to purchase shares of Avanex Corporation (“Avanex”) common stock pursuant to the terms of the Plan.

Plan Overview

In order to provide you with a convenient method of purchasing Avanex shares, Avanex now permits you to elect to purchase fully-vested shares through payroll deduction or, if you are a nonemployee member of Avanex’ Board of Directors, through deduction from your quarterly cash retainer fees. If you choose to purchase shares by enrolling in the Plan, your election will remain in effect and you will continue to purchase shares at fair market value until such time as you terminate or change your election, you terminate your employment or service with Avanex or you are otherwise no longer eligible to participate in the Plan. You may terminate your participation in the Plan at any time, provided that you certify that your decision to terminate your participation was made in good faith and in full compliance with both the letter and spirit of all federal and state securities laws. You may change your election to increase or decrease your deduction rate at any time during an open “Trading Window” (as defined in the Plan), but only if you do not otherwise possess material non-public information concerning Avanex at the time you change your election. Note, however, that you may not decrease the rate of your deductions below 1% of your compensation or fees, as applicable.

Elections

No later than the beginning of each open “Trading Window,” you will be notified if you are eligible to participate in the Plan. You may submit your Election Form at any time during which the Trading Window is open. On the Election Form, you will indicate either the percentage or amount that you would like deducted from your compensation or fees, as applicable, for the purpose of purchasing shares.

However, if you are an officer of Avanex, please note that, in accordance with applicable employment law requirements, Avanex must pay you an amount at least equal to two (2) times the federal or applicable state minimum wage, whichever is higher, required to be paid each pay period. As a result, you will not be permitted to reduce your compensation below this amount. For 2008, this amount is $1280 per pay period.

In addition, if you are an officer of Avanex, the percentage or amount that you select will be applied to your compensation only after Avanex has deducted from your compensation the normal and appropriate withholding for all Federal and State taxes and any voluntary withholdings for participation in other Company benefit plans. For example, if your gross compensation per pay period is $10,000 but you receive only $6,000 after applicable required and voluntary withholdings, the percentage or amount that you select below will apply only to the $6,000 that remain and would ordinarily be paid to you. In this example, if you elect to reduce your cash compensation by 10% in order to purchase Avanex shares under the Plan, your after-tax cash compensation will be reduced by $600 (10% of 6,000).

Please note that, if you are an officer of Avanex, your election will be effective with the first full payroll period immediately following the date you submit a properly completed election form to Avanex. If you are a nonemployee member of Avanex’ Board of Directors, your election will apply only to fees earned and paid after the date you submit a properly completed election form to Avanex and deductions will commence on the first day on which the foregone fees would have been paid to you.

Your election (including the rate or amount of payroll or fee deduction) will remain in effect until you terminate or change your election, terminate your relationship with Avanex or otherwise no longer are eligible to participate in the Plan. You may change your election to increase or decrease your deduction rate only during an open “Trading Window,” but only if you do not otherwise possess material non-public information concerning Avanex at the time you change your election. Trading Windows will typically occur approximately every 3 months, but they may happen less frequently, for example, due to a blackout period. As a result, please note that your election may remain in effect for a period of time that is longer than three (3) months.

Purchase of Shares

If you are an officer of Avanex, your aggregate deductions for the payroll period will be converted into fully vested Avanex shares on, or as soon as administratively practicable following, each payroll date. If you are a nonemployee member of Avanex’ Board of Directors, your aggregate deductions for the applicable period will be converted into fully vested Avanex shares on, or as soon as administratively practicable following, each date on which fees would otherwise be paid. The number of shares that you will receive will be based on the fair market value of an Avanex share on the applicable date (as determined in accordance with the terms of the Plan).

The shares will not be considered a “purchase” that is subject to liability under Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16”), but will be subject to Section 16 reporting. This means that you can participate in the Plan even though you may be regularly selling shares under a 10b5-1 plan in connection with the exercise of your stock options or vesting of any restricted stock or restricted stock unit awards. A Form 4 must be filed in connection with each purchase under the Plan.

If you would like to enroll in the Plan, please print:

Name:                                                                                        (the “Participant”)

Social Security No.:

Important—Deadline for Completion and Submission of Election Form: You may elect to purchase Avanex shares through payroll or fee deduction by completing and submitting this Election Form during an open “Trading Window.” If you submit the Election Form at any other time, your election will be null and void. If you choose not to participate in the Plan, you will be paid your compensation in cash in accordance with Avanex’ normal payroll practices.

ELECTION

For Directors:

I hereby elect to receive shares of Avanex common stock in lieu of the percentage or the amount of the quarterly cash retainer fees that otherwise would be payable to me, as indicated below, with any remainder to be paid in cash:

% of quarterly retainer fees (Choose any whole percentage from 0% to 100%)

$ (Insert a dollar amount)

For Officers:

I hereby elect to receive shares of Avanex common stock in lieu of the percentage or the amount of compensation payable to me on each payroll date, as indicated below, with any remainder to be paid in cash:

% of cash compensation payable on each payroll date (Choose any whole percentage from 0% to 100%)*

$ (Insert a dollar amount)*

* Please note that, notwithstanding your election above, the Company must pay you an amount equal to two (2) times the federal or applicable state minimum wage, whichever is higher, required to be paid each pay period. As a result, your payroll deductions will not reduce your compensation below this amount.

DELIVERY INSTRUCTIONS

Please deliver all shares to:

Account Number:

Broker Name:

Broker Contact (Phone Number):

TAXATION

For Directors

The fair market value of the shares you purchase will be taxable to you as ordinary income. The amount of income you will recognize on the receipt of the shares will be the same amount you would recognize if your fees had been paid to you in cash. As with cash payments of your retainer fees, Avanex will report the income to you on a Form 1099. However, in accordance with current law, because you are not an employee of Avanex, Avanex will not withhold from your income to cover your tax liability.

If you are a taxpayer in countries other than the United States, you may be subject to additional tax obligations.

For Officers

Your payroll deductions are made on an after-tax basis. This means that the percentage or amount that you selected above will be applied to your compensation only after Avanex has deducted from your compensation the normal and appropriate withholding for all Federal and State taxes and any voluntary withholdings for participation in other Company benefit plans. As a result, you will have already been taxed on the compensation that you use for the purpose of purchasing shares. Consequently, in accordance with current law, Avanex will have no further tax reporting or withholding obligations with respect to the amount of your compensation used to purchase shares.

If you are a taxpayer in countries other than the United States, you may be subject to additional tax obligations.

NO REVOCATION OF ELECTION

After you submit your Election Form, your election will remain in effect until you terminate or change your election, you terminate your employment or service with the Company or you are otherwise no longer eligible to participate in the Plan. You may terminate your participation in the Plan at any time, provided that you certify that your decision to terminate your participation in the Plan was made in good faith. You may change your election at any time during a Trading Window (as defined in the Plan), but only if you do not otherwise possess material non-public information concerning Avanex at the time you change your election. Generally, Trading Windows will typically occur approximately every three (3) months, but they may happen less frequently. This means that your election may remain in effect for a period of time that is longer than three (3) months.

DELIVERY

Shares paid out pursuant to this election will be electronically delivered to your broker as listed above or, if none is listed, your broker of record as listed in Avanex’s records at the time of delivery. Payout will be in the form of whole shares of Avanex common stock with the balance in cash. Delivery will be made as soon as administratively practicable following, each payroll date or, if you are a nonemployee member of Avanex’ Board of Directors, each date on which your fees would otherwise be paid.

PARTICIPANT SIGNATURE

I understand that my decision to elect to receive shares in lieu of any compensation, retainer and/or meeting fees payable to me will remain in effect until such time as I terminate or change my election, I terminate my employment or service with Avanex or I am otherwise no longer eligible to participate in the Plan. I understand that I will recognize ordinary income on the fully-vested shares, which will be reported to me on the appropriate form.

I understand that the Compensation Committee shall have the discretion to make all determinations and decisions regarding this election. To the extent the Committee determines that this election does not comply with applicable laws, now or in the future, this election shall be null and void. In such an event, any compensation or fees subject to this election will be paid in cash when they otherwise become due and owing.

PARTICIPANT

Signed:	Date:

Agreed to and accepted:

AVANEX CORPORATION

By:	Date:

Title: